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                                                               EXHIBIT 3.1



                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              THE GSI GROUP, INC.



     This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware amends and restates in its entirety the certificate of incorporation of The GSI Group, Inc., which was originally incorporated on April 30, 1964 as Sloan Implement Company, Inc.:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is:

                              The GSI Group, Inc.

     SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware in the County of New Castle and the name of the stock, $.01 par value, 1,100,000 shall be non-voting stock, $.01 par value, and 100,000 shall be preferred stock, $.01 par value. Shares of preferred stock will be issued, from time to time, in one or more series, as authorized by the Board of Directors of the Corporation (the "Board"). Prior to the issuance of shares of each series, the Board by resolution shall (i) designate that series to distinguish it from all other series and classes of stock of the Corporation;
(ii) specify the number of shares to be included in the series and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of preferred stock outstanding at the time and notwithstanding any other provisions of these ARTICLES, the Board may increase or decrease the number of shares of, or alter the designations, classify or reclassify, any unissued shares of any series of preferred stock by setting or changing, in any one or more respects, from time to time before issuing the shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of preferred stock. Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

     FIFTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

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     SIXTH: Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 292 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation as the case may be, and also on this Corporation.

     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

     The number of directors of the Corporation shall be as specified in the By-Laws of the Corporation but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-Laws. In no event shall the number of directors be less than the minimum prescribed by law. The election of directors need not be by ballot, unless the By-Laws of the Corporation so provide. Directors need not be stockholders.

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend, and repeal By-Laws, subject to the power of the stockholders to alter or repeal By-Laws made by the Board.

     Any director or any officer elected or appointed by the stockholders or by the Board may be removed at any time in such manner as shall be provided in the By-Laws of the Corporation.

     In the absence of fraud, no contract or other transaction between the Corporation and any other corporation and no act of the Corporation, shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other Corporation; and in the absence of fraud, any director, individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation; provided, in any case, that the fact that he or such firm

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     is so interested shall be disclosed or shall have been known to the Board or the majority thereof; and any director of the Corporation, who is also a director or officer of any such other Corporation, or who is also interested, may be counted in determining the existence of a quorum at any meeting of the Board of the Corporation which shall authorize any such contract, act or transaction, and may vote thereat to authorize any such contract, act or transaction, with like force and effect as if he were not such director or officer of such other corporation, or not so interested.

     To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of this Corporation shall be liable to this Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize the further elimination of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability for breach of fiduciary duty shall be limited to the furthest extent permitted by an amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of as director of the Corporation existing at the time of such repeal or modification.

     EIGHTH: (a) The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not

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opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled in indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to under Paragraphs (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made
(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or by a majority vote of a committee of such directors, or (2) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH.

          The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article EIGHTH.

          For the purposes of this Article EIGHTH, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any

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constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

            For the purposes of this Article EIGHTH, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article EIGHTH.

            The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     NINTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate are granted subject to the provisions of this Article NINTH.

     IN WITNESS WHEREOF, I have hereunto set my name on this ____ day of _______________, 1997.

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